Exhibit 99.1

Lithium Technology Corporation’s Chief

Executive Officer Issues Letter to

Stockholders

PLYMOUTH MEETING, PA.—(December 5, 2007)—In a letter to company stockholders issued today, Dr. Klaus Brandt, chief executive officer of Lithium Technology Corporation (LTC) (OTC: LTHU) stated the following:

Dear Shareholders,

It has been four months since I addressed all of you; four months that LTC has achieved great progress in all fields. In this letter, I wish to communicate some of our achievements. Due to the confidential nature of our development work with some of our clients, I will avoid mentioning their names.

On November 28th we filed our restated financials for the year 2004 and audited financials for 2005. This effort required a great deal of resources and took a long time to complete due to the complexity in evaluating our past financing transactions. Additionally, the management team decided to write off almost all the intangible assets in 2004. We have posted an increase in loss of more than $19 million in 2004, but it is all related to non-cash adjustments. We are working relentlessly to complete the audit of 2006 and the subsequent quarters of 2007. As CEO of the Company, I strive to steer the Company in the direction that will create the most value in the future, and all actions we took in this restatement and audit were guided by this approach.

Last week we completed another round of equity financing of approximately $8 million that was priced at market. We are in discussions with a few entities to secure financing for our expansion plans in new production plants. As a Company, we will need to supply the rapidly growing demand.

Our business is advancing fast, and we are positioning our Company as a leading player in the market of large lithium-ion batteries. Our clients, ranked as top technology companies in the fields of transportation, defense and stationary power, are coming to the realization that there are only a few “real” battery companies. I always say, “It does not matter what you say about your battery, but what your battery says about you.” Some of our competitors are better than us in public relations and marketing, but this is not what the customers are looking for. We supply them with a superior product that meets their needs. Today, we are talking to tier-one suppliers in the US to secure supply contracts for the US car manufacturers of hybrid electric vehicles (HEV). In Europe, we are talking directly to large car manufacturers about supplying batteries for HEV’s and for standard Starting Lighting and Ignition (SLI) applications. The move to replace the lead acid battery with a lithium-ion battery for SLI applications is done for performance vehicles due to its reduced weight and for luxury vehicles due to its higher energy capacity.

Recently, we were invited by the German Government and the German Association of the Automotive Industry (VDA) to participate in a bid to advance the battery development for automotives in Germany. LTC, through its subsidiary GAIA, is the only producer of large lithium-ion cells and batteries in Germany.

This week, we are presenting at the EVS 23 conference in Anaheim, CA as the company that offers the largest lithium-ion iron phosphate battery cells available today. As such, we are generating additional interest from niche vehicle manufacturers, analysts and media.

I know that for some of you, our actions are not always understood, but I want to assure you that the management team of the Company is fully committed to the success of LTC and its shareholders. We are focused on building a large, strong and profitable company and on maximizing value to our shareholders.

Sincerely,

Dr. Klaus Brandt
Chief Executive Officer
Lithium Technology Corporation

About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 30 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.